Exhibit 99.1

For Immediate Release

Contact: shareholder relations
951-271-4232
shareholderinfo@vineyardbank.com

VINEYARD NATIONAL BANCORP APPOINTS CHIEF BANKING OFFICER AND CHIEF ADMINISTRATIVE OFFICER

Corona, California, October 31, 2006 -- Vineyard National Bancorp (NASDAQ: VNBC) (the “company”) and Vineyard Bank N.A. (“Vineyard”) announced today Chris Walsh has joined Vineyard as executive vice president and chief banking officer. Walsh will be responsible for overseeing and expanding each of Vineyard’s focuses in existing and new markets related to community banking, cash management services, business and commercial banking, operation services, specialty business lending and community services.

Walsh joins Vineyard with over 25 years of banking experience in southern California.  Starting his career with Security Pacific National Bank, he has held senior management positions with Bank of California, U.S. Trust, California Bank & Trust and was the president of Sunwest Bank.  Prior to joining Vineyard, he was the executive vice president and head of relationship banking at Commercial Capital Bank, a $5 billion institution with over 20 banking offices in California.

“It is with great pleasure we welcome Chris to our team, stated Norman Morales, president and chief executive officer. Walsh’s extensive knowledge and experience within our market place will be instrumental to Vineyard’s success. His success in building and retaining client relationships will enhance our continuing efforts to broaden our reach in the communities and markets we serve.”

Concurrent with the addition of Walsh to the Vineyard team, Donald H. Pelgrim, Jr. was promoted to executive vice president and chief administrative officer. Since October 2004, Pelgrim has been Vineyard’s senior vice president and director of strategic partners. Before joining Vineyard, Pelgrim worked as an attorney and banker, and brings twenty-two years of financial sector experience to his new role. In his new capacity, Pelgrim will be overseeing corporate services, information technology, strategic planning, strategic partnering, and legal engagements.

The company is a $2.2 billion financial holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and four loan production offices in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC", for additional information on the company visit www.vnbcstock.com.

This press release may contain forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.